As filed with the Securities and Exchange Commission on October 29, 1999
                                                           (File No. 333-______)


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                       TAKE-TWO INTERACTIVE SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                    51-0350842
   (State or other jurisdiction             (I.R.S. Employer Identification No.)
 of incorporation or organization)

    575 Broadway, New York, New York                       10012
(Address of principal executive offices)                 (Zip Code)

                  Various Stock Option Agreements for Employees
                            (Full title of the plan)

                     Ryan A. Brant, Chief Executive Officer
      Take-Two Interactive Software, Inc., 575 Broadway, New York, NY 10012
                     (Name and address of agent for service)

                                 (212) 334-6633
          (Telephone number, including area code, of agent for service)


                                    Copy to:
                             Robert J. Mittman, Esq.
                              Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174

                         CALCULATION OF REGISTRATION FEE

                                                                                      Proposed Maximum
                                                             Proposed Maximum            Aggregate
Title of Securities to be         Amount to be              Offering Price Per           Offering                Amount of
Registered                         Registered                    Share(1)                Price(1)             Registration Fee
-------------------------       -----------------       -------------------------     ----------------        ----------------
Common Stock,
par value $.01 per share        625,167 shares(2)                 $7.73                 $4,832,540.91            $1,343.45


     (1) Estimated solely for the purpose of calculating the registration fee and based upon the average price at which the shares may be purchased upon the exercise of options previously granted by the registrant to certain employees.

     (2) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of the option agreements under which the shares are issuable.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          Item 1.   Plan Information.*

          Item 2.   Registrant Information and Employee Plan Annual
                    Information.*

     * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          Item 3.   Incorporation of Documents by Reference.

     We have previously filed the following documents with the Securities and Exchange Commission. These documents are incorporated by reference in and shall be deemed a part of this Registration Statement:

     (a)  Annual Report on Form 10-KSB for the fiscal year ended October 31,
          1998;

     (b) Form 10-KSB/A Amendment to Annual Report for the fiscal year ended October 31, 1998;

     (c) Current Report on Form 8-K dated February 23, 1999 for the event dated December 22, 1998;

     (d) Quarterly Report on Form 10-Q for the three month period ended January 31, 1999;

     (e) Quarterly Report on Form 10-Q for the three month period ended April 30, 1999;

     (f) Quarterly Report on Form 10-Q for the three month period ended July 31, 1999;

     (g) Current report on Form 8-K dated October 8, 1999 for the event dated September 29, 1999;

     (h) The description of our Common Stock contained in our Registration Statement on Form 8-A, together with any amendment or report filed with the SEC for the purpose of updating this description; and

     (i) All documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be made a part of this document as of the date of filing of such documents. Any statement contained in a document incorporated by reference in this document shall be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference in this document modifies or replaces such statement.

          Item 4.   Description of Securities.

                    Not applicable.

          Item 5.   Interests of Named Experts and Counsel.

                    Not applicable.

          Item 6.   Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law contains provisions entitling our directors and officers to indemnification against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer. Our Certificate of Incorporation includes a provision that limits the personal liability of our directors to us or our stockholders for monetary damages arising from a breach of their fiduciary duties as directors to the fullest extent permitted at any time under the Delaware General Corporation Law. Under the Delaware General Corporation Law as current in effect, this provision limits a director's liability except where such director (i) breaches a duty of loyalty to us or our stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the Delaware General Corporation Law or (iv) obtains an improper personal benefit. This provision does not prevent us or our stockholders from seeking equitable remedies, such an injunctive relief or recision. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     Our Certificate of Incorporation also provides that we shall indemnify our officers and directors to the maximum extent permitted from time to time under the Delaware General Corporation Law and requires us to advance expenses to any director or officer to the extent that indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, our Bylaws require us to indemnify to the fullest extent permitted by law any director, officer, employee or agent for acts which that person reasonably believes are not in violation of our corporate purposes as set forth in our Certificate of Incorporation. At present, the Delaware General Corporation Law provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests.

          Item 7.   Exemption from Registration Claimed.

                    Not applicable.


          Item 8.   Exhibits.
                    -----------

                    Exhibit No.               Description
                    -----------               -----------

                    5              Opinion of Tenzer Greenblatt LLP.

                    23.1           Consent of PricewaterhouseCoopers LLP.

                    23.2           Consent of Aronowitz, Chaiken & Hardesty, LLP.

                    23.3           Consent of Tenzer Greenblatt LLP (included in Exhibit 5).

                    24.1           Powers of Attorney (included on the signature page).


          Item 9.   Undertakings.

                    (1)  The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing procedures, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the city of New York, state of New York, on the 13th day of October 1999.

                       TAKE-TWO INTERACTIVE SOFTWARE, INC.

                       By: /s/Ryan A. Brant
                           -----------------------
                           Ryan A. Brant
                           Chief Executive Officer

     Each person whose signature appears below authorizes each of Ryan A. Brant and Barbara A. Ras or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                              Title                         Date
---------                              -----                         ----

/s/Ryan A. Brant         Chief Executive Officer and Director   October 13, 1999
----------------------   (Principal Executive Officer)
Ryan A. Brant

/s/Larry Muller          Chief Financial Officer                October 13, 1999
----------------------   (Principal Financial Officer)
Larry Muller

/s/Barbara A. Ras        Chief Accounting Officer (Principal    October 13, 1999
----------------------   Accounting Officer) and Secretary
Barbara A. Ras

/s/Oliver R. Grace, Jr   Director                               October 13, 1999
----------------------
Oliver R. Grace, Jr.

/s/Neil S. Hirsch        Director                               October 13, 1999
----------------------
Neil S. Hirsch

/s/Kelly Sumner          Vice President of International        October 13, 1999
----------------------   Operations and Director
Kelly Sumner

/s/Robert Flug           Director                               October 13, 1999
----------------------
Robert Flug

Exhibit Index



Exhibit No.                 Description
-----------                 -----------

5                 Opinion of Tenzer Greenblatt LLP

23.1              Consent of PricewaterhouseCoopers LLP

23.2              Consent of Aronowitz, Chaiken & Hardesty LLP

23.3              Consent of Tenzer Greenblatt LLP
                  (included in Exhibit 5)

24.1              Powers of Attorney
                  (included on signature page)